Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

The New Online Company Changes its Name to Sizmek Inc.

Dallas, TX — February 4, 2014 — The New Online Company, a wholly owned subsidiary of Digital Generation, Inc. (NASDAQ: DGIT), the world’s leading independent ad management and distribution platform, announced today that it will now operate around the world under the name Sizmek Inc. effective immediately.

Sizmek anticipates that its common stock will trade under the stock ticker symbol, SZMK, on The Nasdaq Stock Market beginning Friday, February 7, 2014 following the spin-off and merger transaction of DG pursuant to the Agreement and Plan of Merger, dated as of August 12, 2013, by and among Extreme Reach, Inc., Dawn Blackhawk Acquisition Corp., a wholly-owned subsidiary of Extreme Reach, and DG.  In the spin-off and merger, DG stockholders will receive a distribution of one share of Sizmek common stock for each share of DG common stock and a cash distribution of approximately $3 per share of DG common stock.

About Sizmek

Sizmek fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across channels. Sizmek’s open ad management stack delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects 20,000 advertisers and over 5,000 agencies to worldwide audiences, serving more than 1.5 trillion impressions a year.  Sizmek operates on the ground in 48 countries with a team of nearly 900 employees. For more information, visit http://www.sizmek.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this release regarding our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity constitute forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: our ability to further identify, develop and achieve commercial success for new products; delays in product offerings; the development and pricing of competing online services and products; consolidation of the digital industry and of digital advertising networks; slower than expected development of the digital advertising market; our ability to protect our proprietary technologies; integrating our acquisitions with our operations, systems, personnel and technologies; security threats to our computer networks; operating in a variety of foreign jurisdictions; fluctuations in currency exchange rates; adaption to new, changing, and competitive technologies; our ability to achieve some or all of the expected benefits of the spin-off transaction and the other risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. We disclaims any intention or obligation to update the forward-looking statements to reflect subsequent events or circumstances or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.